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Exhibit 99.1

Motorola Reports Second-Quarter 2003 Financial Results

  •
  Second-quarter sales of $6.2 billion, down 10 percent vs. the prior-year quarter

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  Second-quarter GAAP earnings of $.05 per share vs. a loss per share of ($1.02) in the prior-year quarter

  •
  Second-quarter earnings, excluding special items, of $.01 per share vs. earnings of $.02 per share in the prior-year quarter

  •
  Second-quarter positive operating cash flow of approximately $300 million

  •
  Ratio of net debt to net debt plus equity improved to 12.4 percent from 18.2 percent in the prior-year quarter

  •
  Third-quarter 2003 guidance:

  —
  Sales: $6.3 to $6.5 billion, flat to down 4 percent vs. the prior-year quarter

  —
  GAAP earnings per share: break-even to $.02 per share vs. $.05 per share in the prior-year quarter

  —
  Earnings per share, excluding special items: $.02 to $.04 per share vs. $.06 per share in the prior-year quarter

        SCHAUMBURG, Ill.—July 15, 2003—Motorola, Inc. (NYSE:MOT) today reported sales of $6.2 billion in the second quarter of 2003 and net earnings of $119 million, or $.05 per share, presented in accordance with generally accepted accounting principles (GAAP). This represents a decrease in sales of 10 percent from $6.9 billion in the year-ago quarter. Motorola reported a net loss in the year-ago quarter of $2.3 billion, or ($1.02) per share.

        Excluding special items, Motorola had net earnings in the second quarter of 2003 of $19 million, or $.01 per share, compared with net earnings of $39 million, or $.02 per share, in the year-ago quarter. In the second quarter of 2003, Motorola reported special items resulting in net income of $81 million pre-tax, or $100 million after-tax. In the second quarter of 2002, Motorola reported special items resulting in a net charge of $3.3 billion pre-tax, or $2.4 billion after tax. Details of the special items are presented in a table at the end of this press release.

        Mike Zafirovski, president and chief operating officer, said, "While the company's 10 percent decline in sales versus last year is a disappointment, the fact that earnings per share, excluding special items, was only $.01 lower is evidence of the progress the company has made in improving its cost structure, in what is still a difficult environment for technology companies. Additionally, our ongoing focus on balance sheet management continues to yield solid results, as we generated approximately $300 million of positive operating cash flow during the quarter. This is the tenth consecutive quarter of positive operating cash flow for the company.

        "Competitive pressure in the wireless handset market in China, and to a lesser extent Severe Acute Respiratory Syndrome (SARS), have had a significant negative impact on both the Personal Communications segment and the wireless portion of the Semiconductor Products segment. Actions are being taken to improve our competitive position in this very important market, where Motorola is still the market share leader. These actions include numerous new product introductions and increased investment in research and development and go-to-market activities.

        "Elsewhere in the company, the Commercial, Government and Industrial Solutions segment reported an excellent quarter, with solid growth in sales and a near doubling of its operating earnings, excluding special items."

        Zafirovski reviewed the results of Motorola's six major segments for the second quarter of 2003 compared with the second quarter of 2002.

Personal Communications Segment

        Personal Communications Segment (PCS) sales were $2.3 billion, down 13 percent compared with the year-ago quarter, and orders declined 13 percent to $2.3 billion. Handset unit shipments were 15.8 million, down approximately 5 percent compared with the second quarter of 2002.

        The segment reported operating earnings of $91 million, presented on a GAAP basis, compared with operating earnings of $3 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $78 million, compared with operating earnings of $172 million in the year-ago quarter.

        The decrease in sales, orders and operating earnings, excluding special items, was due to intensified competition in China from locally based and foreign handset suppliers, and from an ongoing surplus of handsets in the country's distribution channels—largely generated by the locally based suppliers. Additionally, consumer anxiety created by the outbreak of SARS exacerbated market pressures in China. Motorola remained the market share leader in China, the world's largest handset market, however Motorola's share declined as a result of the intensified competition.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$91	$3	$205	$(32)
Special items income (expense):
Employee severance	13	(44)	11	(54)
Fixed asset impairments	—	(7)	7	(137)
Potentially uncollectible finance receivables from Telsim	—	(125)	—	(125)
Other	—	7	1	6

Operating earnings excluding special items	$78	$172	$186	$278

        In Europe, Motorola strengthened relationships with customers. For example, in London in June, Motorola participated in an event sponsored by Orange Group, an international telecommunications operator and customer. Motorola demonstrated the new Global System for Mobile Communications (GSM)-based Motorola V600 and V500 handsets, both of which are expected to ship late in the third quarter, and which break new ground with quad-band functionality.

        In the Asia-Pacific region, PCS experienced strong sales for the Motorola T191 and for the A388c. Meanwhile, in the Americas, demand remained very strong for the Motorola T720 and for the V60i—for both GSM and Code Division Multiple Access (CDMA) networks—and for the V120e in CDMA.

        In the third quarter, PCS expects to launch 15 new handsets—eight for GSM, three for CDMA, two for 3G Universal Mobile Telecommunications Systems (UMTS) networks, one for Time Division Multiple Access (TDMA) networks and one for iDEN® integrated digitally enhanced networks. All but one of these third-quarter new handsets will have color displays and eight will have integrated cameras. In addition, 16 new handsets are scheduled for launch in the fourth quarter—eight for GSM, five for CDMA, two for TDMA and one for iDEN.

        Motorola's new iDEN handsets will have smaller form factors and such features as integrated cameras, more vibrant color displays and improved audio quality. To enable additional features on iDEN handsets, during the second quarter, the segment also forged alliances with key software developers to provide location-based services, ranging from navigation systems to workforce management solutions.

Semiconductor Products Segment

        Semiconductor Products Segment (SPS) sales were $1.1 billion, down 11 percent compared with the year-ago quarter, and orders declined 23 percent to $1.0 billion. The reduction in sales and orders is primarily attributable to the segment's wireless market and due to the same factors that adversely affected the Personal Communications segment in China, namely increased competition, a surplus of handsets in the country's distribution channels and SARS.

        The segment reported an operating loss of $125 million, presented on a GAAP basis, compared with an operating loss of $1.3 billion in the year-ago quarter. Last year's loss was driven by significant fixed asset impairments, as detailed in the table below. Excluding special items, the segment reported an operating loss of $134 million, compared with an operating loss of $81 million in the year-ago quarter. The operating loss, excluding special items, increased from the year-ago quarter as a result of lower sales volume, a reduction in manufacturing capacity utilization and the impact of earthquake damage to the Sendai, Japan manufacturing facility.

        The following table provides a reconciliation of GAAP operating loss to operating loss excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating loss	$(125)	$(1,308)	$(246)	$(1,546)
Special items income (expense):
Employee severance	(9)	(24)	(11)	(18)
Fixed asset impairments	12	(1,123)	(33)	(1,140)
Other	6	(80)	6	(80)

Operating loss excluding special items	$(134)	$(81)	$(208)	$(308)

        The first four members of a low-power microcontroller family were introduced for portable and wireless industrial and consumer markets. For the printer and copier markets, SPS debuted the industry's first fully integrated microprocessor offering full printer controller functionality on a single integrated circuit. A new tire pressure sensor will extend tire life, improve gas mileage and address legislation requiring auto manufacturers to install tire pressure-monitoring systems. With Hyundai Autonet and StratosAudio, Inc., the segment announced plans to use Motorola's Symphony™ digital radio chipset to deliver in-vehicle interactive radio services.

        In the wireless market, SPS signed the 12th external customer for its Innovative Convergence™ silicon-to-software wireless platforms. EASTERN Telecom Co., Ltd., a South Korea-based manufacturer, will use i.200, for 2G, and i.250, for 2.5G, solutions to create advanced wireless handsets.

        In the networking market, advanced power management, timing and gigabit Ethernet transceiver integrated circuits debuted for use with PowerQUICC™ communication processors.

        To reduce costs and complexity for wireless infrastructure customers, Smart Baseband Solutions debuted for 2.5G and 3G base stations, incorporating Reconfigurable Compute Fabric (RCF) and StarCore® digital signal processors.

        Continuing to implement its asset-light business model, in June SPS signed a definitive agreement to sell its 8-inch wafer fab in Sendai, Japan, to Fujifilm Microdevices Co., Ltd. The sale is expected to be completed in the third quarter.

        Scott Anderson was named the segment's president and chief executive officer effective July 1, following the announcement of Fred Shlapak's retirement as president.

Global Telecom Solutions Segment

        Global Telecom Solutions Segment (GTSS) sales were $1.0 billion, down 17 percent compared with the year-ago quarter, and orders declined 15 percent to $930 million. The decline in sales and orders reflects a worldwide reduction in infrastructure spending by wireless operators compared with 2002.

        The segment reported operating earnings of $19 million, presented on a GAAP basis, compared with an operating loss of $525 million in the year-ago quarter. Last year's loss was primarily attributable to a charge relating to potentially uncollectible finance receivables, as detailed in the table below. Excluding special items, GTSS reported second quarter earnings of $31 million, compared with operating earnings of $32 million in the second quarter of 2002.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings (loss) excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$19	$(525)	$48	$(577)
Special items income (expense):
Employee severance	14	(77)	17	(79)
Fixed asset impairments	4	(20)	6	(20)
Exit costs	2	(59)	3	(59)
Potentially uncollectible finance receivables from Telsim	—	(401)	—	(401)
In-process research & development	(32)	—	(32)	—
Other	—	—	—	1

Operating earnings (loss) excluding special items	$31	$32	$54	$(19)

        During the quarter, Nextel Communications Inc. announced the launch of its Nationwide Direct Connect™, the first nationwide wireless push-to-talk network. Nextel's offering is underpinned by Motorola's unique industry-leading iDEN technology. More than 50 percent of the markets supported by Nextel and Nextel Partners are enabled with this service and national roll out is expected to be completed in August.

        During the quarter, Motorola acquired Winphoria Networks Inc., a core infrastructure provider of next-generation, packet-based mobile switching centers for wireless networks. The acquisition positions GTSS as a total network supplier to new and existing markets. GTSS has successfully completed the first industry deployment of this innovative softswitch technology on a CDMA2000 1X network for Tata Teleservices Ltd. in western India.

        GTSS is the first supplier to sign a contract with China Unicom for the phase three expansion of the operator's CDMA2000 1X network. This contract, worth more than $80 million, will expand advanced mobile communications services in Jiangsu province. When completed, it is expected to more than double the capacity of the network, enabling service for up to 2.2 million subscribers.

        In addition, GTSS was awarded contracts by Fastlink of Jordan, to expand the Kingdom's General Packet Radio Service (GPRS) network, and Pakistan Mobile Communications Limited (PMCL), Pakistan's largest mobile phone operator, to provide GSM/GPRS wireless network equipment that will double PMCL's subscriber capacity to two million customers. GTSS also announced the first deployment of its new generation Horizon II Base Transceiver Station (BTS) by Omnitel, the largest operator in the Baltic region. Horizon II can support GSM, GPRS and Enhanced Data Rates for GSM Evolution (EDGE) network implementations. Omnitel uses Motorola's GPRS Coding Schemes 3 and 4, which greatly enhance the speed and delivery of data services.

Commercial, Government and Industrial Solutions Segment

        Commercial, Government and Industrial Solutions Segment (CGISS) sales were $996 million, up 12 percent compared with the year-ago quarter, and orders increased 16 percent to $985 million. The increase in sales and orders in the segment's government markets reflects activity in homeland security initiatives.

        The segment reported operating earnings of $114 million, presented on a GAAP basis, compared with operating earnings of $35 million in the year-ago quarter. The improvement in operating earnings reflects higher sales volume, favorable product mix, benefits from prior restructuring actions, and lower restructuring costs. Excluding special items, the segment reported operating earnings of $123 million, up 98 percent compared with operating earnings of $62 million in the year-ago quarter.

        The following table provides a reconciliation of GAAP operating earnings to operating earnings excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings	$114	$35	$176	$74
Special items income (expense):
Employee severance	(9)	(26)	(20)	(44)
Exit costs	—	(1)	2	9
Other	—	—	2	(3)

Operating earnings excluding special items	$123	$62	$192	$112

        Major data awards were received during the quarter. CGISS was awarded a multi-year $90 million contract from Victoria, Australia, to provide an integrated mobile data network that will allow the state's public safety agencies to share information and reduce paperwork. The segment also received an order from the Pennsylvania State Police for mobile data equipment and support services.

        Digital system awards in the U.S. included a large order from Phoenix, Ariz., for equipment compliant with the Project 25 digital public safety radio communication standard, as well as an order from the San Diego Metropolitan Transit Development Board for regional transportation management system.

        CGISS received an order from the Taiwan Railway Administration for a digital radio communication system compliant with TETRA (TErrestrial Trunked RAdio), the digital trunked radio standard defined by the European Telecommunications Standardisation Institute (ETSI). In addition, CGISS expanded its portfolio of TETRA solutions with the MTH650 portable radio and Dimetra SecureNet, a suite of software products that provides ETSI Class 3 encryption over its TETRA networks.

        In the area of integrated information solutions, Lane County, Ore., ordered Motorola's fully integrated Digital Justice Solution to replace its existing information records system. CGISS also announced it will supply integrated public safety information solutions to the LOGIS consortium of Minnesota cities and counties as well as the city of Costa Mesa, Calif.

Integrated Electronic Systems Segment

        Integrated Electronic Systems Segment (IESS) sales were $516 million, down 9 percent compared with the year-ago quarter, and orders decreased 9 percent to $514 million.

        The segment reported operating earnings of $45 million, presented on a GAAP basis, compared with a loss of $11 million in the year-ago quarter. Excluding special items, the segment reported operating earnings of $34 million, compared with operating earnings of $30 million in the year-ago quarter. The improvement in operating earnings, excluding special items, was primarily the result of benefits from cost-reduction actions.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$45	$(11)	$70	$(2)
Special items income (expense):
Employee severance	10	(10)	12	(21)
Exit costs	1	(18)	1	(20)
Fixed asset impairments	—	(22)	—	(22)
Other	—	9	—	9

Operating earnings excluding special items	$34	$30	$57	$52

        Automotive Communications and Electronic Systems Group sales were down slightly and orders were flat, reflecting a decline in automobile production, as manufacturers lowered inventory levels.

        Motorola Computer Group sales were up, while orders were up very substantially, due to temporary supply-chain adjustments and resulting longer order lead times.

        Energy Systems Group (ESG) sales and orders were down very substantially. A major part of ESG's sales is rechargeable batteries for cellular handsets, which were affected by the same factors in the Asia cellular market that impacted the Personal Communications and Semiconductor Products segments.

Broadband Communications Segment

        Broadband Communications Segment (BCS) sales were $409 million, down 26 percent compared with the year-ago quarter, while orders increased 10 percent to $460 million. The decrease in sales is due primarily to the decline in capital spending by cable service providers.

        The segment reported operating earnings of $36 million, presented on a GAAP basis, compared with an operating loss of $304 million in the year-ago quarter. The loss last year was due primarily to intangible asset impairment charges, as detailed in the table below. Excluding special items, the segment reported operating earnings of $30 million, compared with operating earnings of $51 million in the year-ago quarter. The decline in operating earnings, excluding special items, is due to the decline in sales, partially offset by lower operating expenses.

        The following table provides a reconciliation of GAAP operating earnings (loss) to operating earnings excluding special items:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions)
GAAP operating earnings (loss)	$36	$(304)	$64	$(249)
Special items income (expense):
Employee severance	2	(22)	6	(23)
Intangible asset impairments	—	(326)	—	(326)
Other	4	(7)	2	2

Operating earnings excluding special items	$30	$51	$56	$98

        During the quarter, BCS expanded its North American leadership position in digital video solutions. Comcast Communications extended its relationship with Motorola through a multi-year agreement, whereby Motorola will supply Comcast with a broad spectrum of solutions including the recently introduced DCT6208, the industry's first fully integrated solution for High Definition Television (HDTV), Personal Video Recording (PVR) and advanced interactive features.

        In addition, shortly after the end of the quarter, Charter Communications committed to purchase and deploy Motorola's new Broadband Media Center solutions. This marks the first commitment by a cable operator for a digital cable media center with advanced features such as dual tuner "watch and record" PVR, HDTV and a progressive-scan DVD player.

        BCS also enhanced its global market position in digital technology with commitments from three of Mexico's largest broadband service providers. Cablevision Mexico, Megacable and InterCable Monterrey have selected Motorola technology for the deployment of advanced broadband services to their respective bases of subscribers.

        Finally, BCS received two important infrastructure commitments during the quarter. Casema, Netherlands' leading broadband network operator, and Spain's Retecal selected Motorola Internet Protocol (IP) technology to support the deployment of advanced data and IP services.

Review and Outlook

        Christopher B. Galvin, chairman and chief executive officer, said, "Given the ongoing challenging global environment for high technology, we continue to improve our cost competitiveness and cash flow while investing proactively in Motorola's future growth and profitability via research and development. As noted, Motorola continues to generate positive cash flow—approximately $300 million in the second quarter—and we have improved our net debt to net debt plus equity balance sheet ratio to 12.4 percent from 18.2 percent in the year-ago quarter.

        "A robust inclination for global business to invest is unlikely to return until there is some reduction in the number of unsettling issues facing decision makers. Most people can rationalize three or four disturbing geo-political or economic challenges, but when the list grows larger, it tends to make many people freeze into a 'let's wait and see' mode.

        "Having provided no guidance for the third quarter of the year until now, we expect sales of between $6.3 and $6.5 billion and earnings per share in the range of break-even to $.02 on a GAAP basis and $.02 to $.04 excluding special items.

        "Going forward, we will continue to rely on our tested management objectives as outlined in our five-point plan to enhance shareholder value. We will focus on our balance sheet in executing on our financial goals, extend our strategic relationships with customers and suppliers, and continue to differentiate ourselves from our competition."

Conference Call and Webcast

        Motorola's regular quarterly earnings conference call is scheduled to begin at 4:00 p.m. Central Daylight Time (USA), on Tuesday, July 15, 2003. Motorola plans to do a live webcast of the conference call over the Internet, featuring both audio and slides. Investors can view the webcast at www.motorola.com/investor.

Consolidated GAAP Results

        Comparison of results from operations is as follows:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(In millions, except per share amounts)
Net sales	$6,163	$6,869	$12,206	$13,050
Gross margin	2,008	2,240	3,984	4,093
Operating earnings (loss)	171	(2,239)	301	(2,601)
Net earnings (loss)	119	(2,321)	288	(2,770)
Earnings (loss) per share	0.05	(1.02)	0.12	(1.22)
Weighted average common shares outstanding	2,337.0	2,277.2	2,332.5	2,265.2

Consolidated Results Excluding Special Items

        Excluding special items, a comparison of results from operations is as follows:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(In millions, except per share amounts)
Net sales	$6,163	$6,869	$12,206	$13,050
Gross margin	1,994	2,280	3,973	4,141
Operating earnings	106	178	241	13
Net earnings (loss)	19	39	40	(145)
Earnings (loss) per share	0.01	0.02	0.02	(0.06)
Weighted average common shares outstanding	2,337.0	2,277.2	2,332.5	2,265.2

Special Items Description

        Motorola reported special items as follows:

	Second Quarter		Six Months
	2003	2002	2003	2002
	(Dollars in millions, bracketed amounts represent income)
Employee severance, net of reversals	$(16)	$218	$(9)	$271
Exit costs, net of reversals	(16)	90	(19)	88
Fixed asset impairments	(24)	1,200	38	1,355
Investment impairments	12	955	59	1,143
Intangible asset impairments	—	326	—	326
In-process research and development charges	32	—	32	11
Potentially uncollectible finance receivables (Telsim)	—	526	—	526
Iridium	(33)	—	(92)	—
Gains on sales of investments and businesses, net	(28)	(24)	(307)	(35)
Other	(8)	57	(8)	37

Pre-tax special items	(81)	3,348	(306)	3,722
Income tax expense (benefit)	(19)	(988)	58	(1,097)

After-tax special items	$(100)	$2,360	$(248)	$2,625

Non-GAAP Measurements

        In addition to the GAAP results provided throughout this document, the Company has provided non-GAAP measurements, which present operating results on a basis excluding special items. Details of the special items are presented in the table above. Reconciliations from GAAP results to non-GAAP measurements described in this press release are provided in the financial tables attached to this document. Also, reconciliations from GAAP results to certain additional non-GAAP measurements that may be discussed on the earnings conference call can be found on the Company's website at www.motorola.com/investor.

        Additionally, in this earnings release the Company has provided guidance regarding estimated future financial results on both a GAAP basis and on a basis excluding special items. The Company expects to initiate cost-saving actions related to employee severance and other cost-reduction initiatives that are expected to be recognized in the financial results in the third quarter of 2003. These costs, which are expected to be identified as special item charges during the third quarter of 2003, are expected to represent approximately $.02 per share.

        Management, as well as certain investors, use these results of operations, excluding special items, to measure Motorola's current and future financial performance. The non-GAAP measurements do not replace the presentation of Motorola's GAAP financial results. These measurements provide supplemental information to assist management and certain investors in analyzing Motorola's financial position and results of operations. Motorola has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Notes

        Within the segment reviews, use of the word "flat" indicates a variance of 0.5 percent or less. Use of the words "slight" or "slightly" indicates a variance of up to 5 percent. Use of the words "substantial" or "substantially" indicates a variance from 15 percent up to 25 percent. Use of the words "very substantial" or "very substantially" indicates a variance of 25 percent or more.

Business Risks

        Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the company's sales and earnings outlook, shipment dates for new products, the expected completion of pending transactions and the statements in "Review and Outlook." Motorola wishes to caution the reader that the factors below and those on pages F-33 through F-40 of the appendix to Motorola's Proxy Statement for the 2003 Annual Meeting of Stockholders and in its other SEC filings could cause Motorola's actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the rate of recovery in the overall economy and the uncertainty of current economic and political conditions; (2) the impact on our business of continuing hostilities in Iraq and increased conflict in other countries; (3) the impact of increased competition in the China handset market; (4) the necessary time for China and other Asian markets to recover from the effects of Severe Acute Respiratory Syndrome (SARS) and the resulting impact on our business and the economy; (5) the company's ability to effectively carry out the planned cost-reduction actions and realize the savings expected from those actions; (6) the potential for unanticipated results from cost-reduction activities on the company's performance, including productivity and the retention of key employees; (7) the lack of predictability of future operating results; (8) the impact of ongoing tax relief, interest rate reduction and liquidity infusion efforts to stimulate the economy; (9) the general economic outlook for the telecommunications, semiconductor, broadband and automotive industries; (10) the company's continuing ability to access the capital markets on favorable terms; (11) demand for the company's products, including products related to new technologies; (12) the company's ability to increase profitability and market share in its wireless handset business; (13) the company's success in the 2.5G and 3G markets; (14) the impact of ongoing consolidations in the telecommunications and cable industries; (15) the demand for vendor financing and the company's ability to provide that financing in order to remain competitive; (16) the creditworthiness of the company's customers, particularly purchasers of large infrastructure systems; (17) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project; (18) the levels at which design wins become actual orders and sales; (19) risks related to the company's high volume of manufacturing in Asia; (20) the success of increased utilization of semiconductor foundries and contract houses for semiconductor manufacturing; (21) the timely commercial availability of new products; (22) the success of alliances and agreements with other companies to develop new products, technologies and services; (23) the timely completion of pending business transactions; (24) difficulties in integrating the operations of newly-acquired businesses and achieving strategic objectives, cost savings and other benefits; (25) volatility in the market value of securities held by the company; (26) the impact of foreign currency fluctuations; (27) changes regarding the actual or assumed performance of the company's pension plan; and (28) the impact of changes in governmental policies, laws or regulations.

About Motorola

        Motorola, Inc. (NYSE: MOT) is a global leader in wireless, automotive and broadband communications. Sales in 2002 were $27.3 billion. Motorola is a global corporate citizen dedicated to ethical business practices and pioneering important technologies that make things smarter and life better, honoring traditions that began when the company was founded 75 years ago. For more information, please visit: www.motorola.com.

        # # #

Media Contact:
Bill Parke
1+847-576-4525
 William.Parke@motorola.com

MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.
©Motorola, Inc. 2003

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	For the Quarter Ended June 28, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$6,163	$—	$6,163
Costs of sales	4,155	14	4,169

Gross margin	2,008	14	1,994

Selling, general and administrative expenses	937	—	937
Research and development expenditures	951	—	951
Reorganization of businesses	(42)	42	—
Other charges (income)	(9)	9	—

Operating earnings	171	65	106

Other income (expense):
Interest expense, net	(59)	—	(59)
Gains on sales of investments and businesses, net	28	28	—
Other	(28)	(12)	(16)

Total other income (expense)	(59)	16	(75)

Earnings before income taxes	112	81	31
Income tax expense (benefit)	(7)	19	12

Net earnings	$119	$100	$19

Earnings per common share
Basic	$0.05		$0.01
Diluted	$0.05		$0.01
Weighted average common shares outstanding
Basic	2,319.6		2,319.6
Diluted	2,337.0		2,337.0
Dividends paid per share	$0.04		$0.04
	For the Quarter Ended June 29, 2002
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$6,869	$—	$6,869
Costs of sales	4,629	(40)	4,589

Gross margin	2,240	(40)	2,280

Selling, general and administrative expenses	1,177	—	1,177
Research and development expenditures	925	—	925
Reorganization of businesses	1,468	(1,468)	—
Other charges (income)	909	(909)	—

Operating earnings (loss)	(2,239)	(2,417)	178

Other income (expense):
Interest expense, net	(100)	—	(100)
Gains on sales of investments and businesses, net	24	24	—
Other	(975)	(955)	(20)

Total other income (expense)	(1,051)	(931)	(120)

Earnings (loss) before income taxes	(3,290)	(3,348)	58
Income tax expense (benefit)	(969)	988	19

Net earnings (loss)	$(2,321)	$(2,360)	$39

Earnings (loss) per common share
Basic	$(1.02)		$0.02
Diluted	$(1.02)		$0.02
Weighted average common shares outstanding
Basic	2,277.2		2,277.2
Diluted	2,277.2		2,277.2
Dividends paid per share	$0.04		$0.04

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	For the Six Months Ended June 28, 2003
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$12,206	$—	$12,206
Costs of sales	8,222	11	8,233

Gross margin	3,984	11	3,973

Selling, general and administrative expenses	1,834	—	1,834
Research and development expenditures	1,898	—	1,898
Reorganization of businesses	21	(21)	—
Other charges (income)	(70)	70	—

Operating earnings	301	60	241

Other income (expense):
Interest expense, net	(152)	—	(152)
Gains on sales of investments and businesses, net	307	307	—
Other	(87)	(61)	(26)

Total other income (expense)	68	246	(178)

Earnings before income taxes	369	306	63
Income tax expense (benefit)	81	(58)	23

Net earnings	$288	$248	$40

Earnings per common share
Basic	$0.12		$0.02
Diluted	$0.12		$0.02
Weighted average common shares outstanding
Basic	2,316.1		2,316.1
Diluted	2,332.5		2,332.5
Dividends paid per share	$0.08		$0.08
	For the Six Months Ended June 29, 2002
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items
Net sales	$13,050	$—	$13,050
Costs of sales	8,957	(48)	8,909

Gross margin	4,093	(48)	4,141

Selling, general and administrative expenses	2,285	12	2,297
Research and development expenditures	1,831	—	1,831
Reorganization of businesses	1,666	(1,666)	—
Other charges (income)	912	(912)	—

Operating earnings (loss)	(2,601)	(2,614)	13

Other income (expense):
Interest expense, net	(208)	—	(208)
Gains on sales of investments and businesses, net	35	35	—
Other	(1,167)	(1,143)	(24)

Total other income (expense)	(1,340)	(1,108)	(232)

Loss before income taxes	(3,941)	(3,722)	(219)
Income tax expense (benefit)	(1,171)	1,097	(74)

Net loss	$(2,770)	$(2,625)	$(145)

Loss per common share
Basic	$(1.22)		$(0.06)
Diluted	$(1.22)		$(0.06)
Weighted average common shares outstanding
Basic	2,265.2		2,265.2
Diluted	2,265.2		2,265.2
Dividends paid per share	$0.08		$0.08

Motorola, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	June 28, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$6,213	$6,507
Short-term investments	57	59
Accounts receivable, net	3,626	4,437
Inventories, net	2,754	2,869
Deferred income taxes	2,107	2,358
Other current assets	817	904

Total current assets	15,574	17,134

Property, plant and equipment, net	5,622	6,104
Investments	2,517	2,053
Deferred income taxes	3,297	3,112
Other assets	2,895	2,749

Total assets	$29,905	$31,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-term debt	$1,263	$1,629
Accounts payable	2,129	2,268
Accrued liabilities	4,932	5,913

Total current liabilities	8,324	9,810

Long-term debt	6,686	7,189
Other liabilities	2,551	2,429
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures	486	485
Stockholders' equity	11,858	11,239

Total liabilities and stockholders' equity	$29,905	$31,152

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's net sales by reportable segment for the quarters and six months ended June 28, 2003 and June 29, 2002.

	Segment Net Sales
	GAAP Results
	For the Quarter Ended June 28, 2003	For the Quarter Ended June 29, 2002	% Change from 2002
Personal Communications Segment	$2,331	$2,684	-13%
Semiconductor Products Segment	1,115	1,256	-11%
Global Telecom Solutions Segment	1,046	1,262	-17%
Commercial, Govt, and Industrial
Solutions Segment	996	889	12%
Integrated Electronic Systems Segment	516	566	-9%
Broadband Communications Segment	409	554	-26%
Other Products Segment	99	129	-23%
Adjustments & Eliminations	(349)	(471)	-26%

Segment Totals	$6,163	$6,869	-10%

	Segment Net Sales
	GAAP Results
	For the Six Months Ended June 28, 2003	For the Six Months Ended June 29, 2002	% Change from 2002
Personal Communications Segment	$4,778	$5,090	-6%
Semiconductor Products Segment	2,266	2,383	-5%
Global Telecom Solutions Segment	1,998	2,347	-15%
Commercial, Govt, and Industrial
Solutions Segment	1,859	1,691	10%
Integrated Electronic Systems Segment	1,037	1,075	-4%
Broadband Communications Segment	814	1,079	-25%
Other Products Segment	194	236	-18%
Adjustments & Eliminations	(740)	(851)	-13%

Segment Totals	$12,206	$13,050	-6%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's operating earnings (loss) by reportable segment for the quarters ended
June 28, 2003 and June 29, 2002.

	For the Quarter Ended June 28, 2003
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$91	$13	$78	3%
Semiconductor Products Segment	(125)	9	(134)	-12%
Global Telecom Solutions Segment	19	(12)	31	3%
Commercial, Govt, and Industrial Solutions Segment	114	(9)	123	12%
Integrated Electronic Systems Segment	45	11	34	7%
Broadband Communications Segment	36	6	30	7%
Other Products Segment	(47)	(5)	(42)	-42%
Adjustments & Eliminations	3	—	3	-1%

Segment Totals	136	13	123	2%
General Corporate	35	52	(17)

Operating Earnings	$171	$65	$106	2%

	For the Quarter Ended June 29, 2002
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$3	$(169)	$172	6%
Semiconductor Products Segment	(1,308)	(1,227)	(81)	-6%
Global Telecom Solutions Segment	(525)	(557)	32	3%
Commercial, Govt, and Industrial Solutions Segment	35	(27)	62	7%
Integrated Electronic Systems Segment	(11)	(41)	30	5%
Broadband Communications Segment	(304)	(355)	51	9%
Other Products Segment	(67)	7	(74)	-57%
Adjustments & Eliminations	(2)	—	(2)	0%

Segment Totals	(2,179)	(2,369)	190	3%
General Corporate	(60)	(48)	(12)

Operating Earnings (Loss)	$(2,239)	$(2,417)	$178	3%

Motorola, Inc. and Subsidiaries
Segment Information
(In millions)

        Summarized below are the Company's operating earnings (loss) by reportable segment for the six months ended
June 28, 2003 and June 29, 2002.

	For the Six Months Ended June 28, 2003
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$205	$19	$186	4%
Semiconductor Products Segment	(246)	(38)	(208)	-9%
Global Telecom Solutions Segment	48	(6)	54	3%
Commercial, Govt, and Industrial Solutions Segment	176	(16)	192	10%
Integrated Electronic Systems Segment	70	13	57	5%
Broadband Communications Segment	64	8	56	7%
Other Products Segment	(62)	(4)	(58)	-30%
Adjustments & Eliminations	(8)	—	(8)	1%

Segment Totals	247	(24)	271	2%
General Corporate	54	84	(30)

Operating Earnings	$301	$60	$241	2%

	For the Six Months Ended June 29, 2002
	Segment Operating Earnings (Loss)
	GAAP Results	Special Items Inc (Exp)	Excluding Special Items	% Sales
Personal Communications Segment	$(32)	$(310)	$278	5%
Semiconductor Products Segment	(1,546)	(1,238)	(308)	-13%
Global Telecom Solutions Segment	(577)	(558)	(19)	-1%
Commercial, Govt, and Industrial Solutions Segment	74	(38)	112	7%
Integrated Electronic Systems Segment	(2)	(54)	52	5%
Broadband Communications Segment	(249)	(347)	98	9%
Other Products Segment	(158)	(12)	(146)	-62%
Adjustments & Eliminations	(2)	—	(2)	0%

Segment Totals	(2,492)	(2,557)	65	0%
General Corporate	(109)	(57)	(52)

Operating Earnings (Loss)	$(2,601)	$(2,614)	$13	0%

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Motorola Reports Second-Quarter 2003 Financial Results